Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2018 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.06 Per Share Cash Dividend

Financial Highlights

•	Record 2018 revenue of $2.9 billion, compared to $2.4 billion in 2017
•	2018 Q4 revenue of $877.7 million, compared to $579.0 million in 2017 Q4
•	Record 2018 net income attributable to Primoris of $77.5 million, or $1.50 per fully diluted share, compared to $72.4 million, or $1.40 per fully diluted share, in 2017
o	2018 results include $13.3 million in one-time, merger-related costs, compared to $1.8 million in 2017
•	2018 Q4 net income attributable to Primoris of $32.4 million, or $0.63 per fully diluted share, compared to $22.5 million, or $0.44 per fully diluted share, in 2017 Q4
•	Total backlog of $2.8 billion at December 31, 2018
o	Record MSA Backlog of $1.3 billion at December 31, 2018
•	Cash balance of $151.1 million at December 31, 2018
•	2018 cash flow from operations of $126.8 million

Dallas, TX – February 28, 2019–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2018.

The Company also announced that on February 26, 2019 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 29, 2019, payable on or about April 15, 2019.

David King, President and Chief Executive Office of Primoris, commented, “2018 was another record year for Primoris, as we achieved our strategic goal of growing revenue to nearly $3 billion by 2019 and achieved our largest annual revenue, operating income, and EPS in the Company’s history while growing our MSA revenue to all-time records. As we continue to execute our strategic plan and growth initiatives, we are well positioned to continue delivering value to our shareholders. The Power & Industrial segment was particularly strong, with our teams in the field delivering impressive margins on multiple projects. The Utilities & Distribution segment continued their record of steady growth and geographic expansion, and combined with our new Transmission & Distribution segment, our MSA backlog has reached an all-time high. We have grown our presence in the Southwest small diameter pipeline and field services markets, and our Pipeline & Underground segment performance remains solid in the face of permitting challenges and weather headwinds. The Civil segment has made progress on legacy projects and we have the right team in place for successful execution on new awards.”

Mr. King continued, “We believe we are well positioned to continue to capitalize on the increasing need for infrastructure services that allow for multi-year growth cycles in all of our business segments. As Primoris has grown revenue and backlog, we have also achieved our goal of containing overhead spending, with SG&A as a percentage of revenue now at its lowest level in four years. We controlled spending without sacrificing our focus on safety, or quality, and we are immensely proud of our total recordable incident rate of 0.51 for the year, which is well below the industry average. As we look at the opportunities in 2019, our gas and electric MSA work provides a reliable recurring base of revenue on which we can build continued growth.  While the timing of large project work can be uncertain, we believe we have the right balance between recurring and project based opportunities. Our business units are working together to pursue projects across the renewable, petrochemical, utilities, power, and refining industries. We are encouraged by our client’s staunch support for a major pipeline project that has faced considerable legal challenges, and opportunities for small diameter pipeline work remain strong. We have a breadth of opportunity across our end markets to support another robust year for Primoris in 2019.”

2018  FOURTH QUARTER RESULTS OVERVIEW

Revenue for the fourth quarter 2018 increased by $298.7 million, or 51.6%, compared to the fourth quarter 2017.  The increase was primarily due to incremental revenue in the fourth quarter 2018 from acquisitions and organic growth in our Pipeline segment.  Gross profit in the fourth quarter 2018 increased by $34.8 million, or 50.8%, compared to fourth quarter 2017. The increase was primarily due to incremental gross profit from acquisitions, the settlement of a disputed receivable related to a project completed in 2014, and the increased revenue in the Pipeline segment.  Gross profit as a percentage of revenue was 11.8% in both the 2018 and 2017 fourth quarters.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$178,670	20.3%	$162,934	28.1%
Pipeline	229,676	26.2%	63,145	10.9%
Utilities	237,558	27.1%	230,077	39.8%
Transmission	122,769	14.0%	—	—
Civil	108,997	12.4%	122,861	21.2%
Total	$877,670	100.0%	$579,017	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended December 31,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$33,115	18.5%	$13,177	8.1%
Pipeline	23,034	10.0%	12,512	19.8%
Utilities	32,862	13.8%	36,336	15.8%
Transmission	12,225	10.0%	—	—
Civil	2,017	1.9%	6,452	5.3%
Total	$103,253	11.8%	$68,477	11.8%

Power, Industrial, & Engineering Segment (“Power”):  Revenue in the Power segment increased by $15.7 million in the fourth quarter 2018, compared to the same period in 2017.  The increase in revenue was primarily due to increases from an oil field maintenance services program and a refinery project, both in Southern California, as well as revenue from the Canadian operations of the Willbros acquisition.  Revenue gains were partially offset by declining revenue from the Carlsbad joint venture, as that project achieved substantial completion in the fourth quarter 2018.   In addition, we collected on a disputed receivable in the fourth quarter 2018 related to a major project completed in 2014, which resulted in recognizing revenue of approximately $11.9 million.  Segment gross profit increased by $19.9 million in the fourth quarter 2018, compared to the same period in 2017, primarily from the Southern California refinery project and the Carlsbad joint venture project, as well as the collection of the disputed receivable.  Gross profit as a percentage of revenue increased to 18.5% in the fourth quarter 2018, compared to 8.1% in the same period in 2017.  The increase in gross profit as a percentage of revenue is primarily due to strong performance and favorable margins realized by our Carlsbad joint venture project, as well as the collection of the disputed receivable. We do not expect profit margins to remain at  this elevated level in 2019.

Pipeline & Underground Segment (“Pipeline”):  Revenue in the Pipeline segment increased by $166.5 million in the fourth quarter 2018, compared to the same period in 2017, primarily due to increased revenue from large pipeline projects in the Mid Atlantic and West Texas. Segment gross profit increased by $10.5 million in the fourth quarter 2018, compared to the same period in 2017, primarily as the result of the increased revenue.  Gross profit as a percentage of revenue decreased to 10.0% in the fourth quarter 2018, compared to 19.8% in the same period in 2017.  The decrease in gross profit as a percentage of revenue is primarily due to the completion of a pipeline project in West Texas and the rental of large diameter pipeline equipment to third parties in the fourth quarter 2017.

Utilities & Distribution Segment (“Utilities”):   Revenue in the Utilities segment increased by $7.5 million in the fourth quarter 2018, compared to the same period in 2017.  Revenue increased with major utility customers in California and the MidWest.  Segment gross profit decreased by $3.5 million in the fourth quarter 2018, compared to the same period in 2017, primarily as a result of a wet December and project mix.  Gross profit as a percentage of revenue decreased to 13.8% in the fourth quarter 2018, compared to 15.8% in the same period in 2017. The decline in gross profit as a percentage of revenue is primarily due to weather and mix.

Transmission & Distribution Segment (“Transmission”):  The Transmission segment was created in connection with the acquisition of Willbros. All revenue and gross profit figures represent results from June 1, 2018, the acquisition date, to December 31, 2018.

Civil Segment (“Civil”):   Revenue in the Civil segment decreased by $13.9 million in the fourth quarter 2018, compared to the same period in 2017.  The decreased revenue primarily came from the decision to exit an airport project in the second quarter of 2018, the substantial completion of a large petrochemical plant project in 2017 and decreases from Arkansas DOT projects.  Segment gross profit decreased by $4.4 million in the fourth quarter 2018, compared to the same period in 2017, primarily as the result of decreased revenue. Gross profit as a percentage of revenue decreased to 1.9% in the fourth quarter 2018, compared to 5.3% the same period in 2017. The decrease in gross profit as a percentage of revenue is primarily due to the substantial completion of a large petrochemical plant project in 2017.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $50.0 million during the fourth quarter 2018, an increase of $6.4 million, compared to the fourth quarter 2017.  SG&A expense as a percentage of revenue decreased to 5.7% compared to 7.5% for the corresponding period in 2017 due to increased revenue.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 25.0% for full year 2018. The rate differs from the U.S. federal statutory rate of 21% primarily due to state income taxes, investment tax credits, and nondeductible components of per diem expenses.

2018 FULL YEAR RESULTS OVERVIEW

Segment Revenue

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2018		2017
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$694,048	23.6%	$606,125	25.5%
Pipeline	590,937	20.1%	465,570	19.5%
Utilities	902,772	30.7%	806,523	33.9%
Transmission	286,749	9.8%	—	—
Civil	464,972	15.8%	501,777	21.1%
Total	$2,939,478	100.0%	$2,379,995	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the year ended December 31,
	2018		2017
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$109,789	15.8%	$65,675	10.8%
Pipeline	66,602	11.3%	92,087	19.8%
Utilities	111,825	12.4%	113,037	14.0%
Transmission	31,904	11.1%	—	—
Civil	5,617	1.2%	7,635	1.5%
Total	$325,737	11.1%	$278,434	11.7%

OUTLOOK

Based on an expected third quarter 2019 remobilization date for a major pipeline project in backlog, anticipated MSA spending, and an expected corporate tax rate of 28%, the Company estimates that for the fiscal year ending December 31, 2019, net income attributable to Primoris is expected to be between $1.60 and $1.80 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at December 31, 2018 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$245	$122	$367	91%
Pipeline	673	30	703	63%
Utilities	37	752	789	100%
Transmission	15	380	395	100%
Civil	506	—	506	69%
Total	$1,476	$1,284	$2,760	84%

At December 31, 2018, Fixed Backlog was $1.48 billion, compared to $1.82 billion at December 31, 2017.

At December 31, 2018, MSA Backlog was $1.28 billion, compared to $775 million at December 31, 2017.  During 2018, approximately $1.13 billion of revenue was recognized from MSA projects, a 69.6% increase over 2017 MSA revenue.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at December 31, 2018 was $2.76 billion, compared to $2.60 billion at December 31, 2017.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer will host a conference call, Thursday, February 28, 2019 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”. If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13687559, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2018, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Kenneth M. Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President of Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue	$877,670	$579,017	$2,939,478	$2,379,995
Cost of revenue	774,417	510,540	2,613,741	2,101,561
Gross profit	103,253	68,477	325,737	278,434
Selling, general and administrative expenses	49,957	43,537	182,006	170,372
Merger and related costs	70	219	13,260	1,774
Operating income	53,226	24,721	130,471	106,288
Other income (expense):
Investment income	—	(249)	—	5,817
Foreign exchange (loss) gain	(756)	(46)	688	253
Other income (expense), net	(57)	536	(808)	484
Interest income	209	176	1,753	587
Interest expense	(7,109)	(1,541)	(18,746)	(8,146)
Income before provision for income taxes	45,513	23,597	113,358	105,283
Provision for income taxes	(11,132)	211	(25,765)	(28,433)
Net income	$34,381	$23,808	$87,593	$76,850

Less net income attributable to noncontrolling interests	(2,014)	(1,287)	$(10,132)	$(4,496)

Net income attributable to Primoris	$32,367	$22,521	$77,461	$72,354

Dividends per common share	$0.060	$0.060	$0.240	$0.225

Earnings per share:
Basic	$0.63	$0.44	$1.51	$1.41
Diluted	$0.63	$0.44	$1.50	$1.40
Weighted average common shares outstanding:
Basic	50,993	51,449	51,350	51,481
Diluted	51,397	51,711	51,670	51,741

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$151,063	$170,385
Accounts receivable, net	372,695	291,589
Contract assets	364,245	265,902
Prepaid expenses and other current assets	36,444	15,338
Total current assets	924,447	743,214
Property and equipment, net	375,884	311,777
Deferred tax assets	1,457	—
Intangible assets, net	81,198	44,800
Goodwill	206,159	153,374
Other long-term assets	5,002	2,575
Total assets	$1,594,147	$1,255,740
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$249,217	$140,943
Contract liabilities	189,539	169,377
Accrued liabilities	117,527	76,027
Dividends payable	3,043	3,087
Current portion of long-term debt	62,488	65,464
Total current liabilities	621,814	454,898
Long-term debt, net of current portion	305,669	193,351
Deferred tax liabilities	8,166	13,571
Other long-term liabilities	51,515	31,737
Total liabilities	987,164	693,557
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	144,048	160,502
Retained earnings	461,075	395,961
Accumulated other comprehensive income	(908)	—
Noncontrolling interest	2,763	5,715
Total stockholders’ equity	606,983	562,183
Total liabilities and stockholders’ equity	$1,594,147	$1,255,740

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2018	2017
Cash flows from operating activities:
Net income	$87,593	$76,850
Adjustments to reconcile net income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation	67,948	57,614
Amortization of intangible assets	11,302	8,689
Intangible asset impairment	—	477
Stock-based compensation expense	1,253	1,126
Gain on short-term investments	—	(5,817)
Gain on sale of property and equipment	(3,556)	(4,434)
Other non-cash items	275	203
Changes in assets and liabilities:
Accounts receivable	20,912	60,739
Contract assets	(67,593)	(32,137)
Other current assets	(2,278)	7,507
Net deferred tax liabilities (assets)	17,155	3,741
Other long-term assets	244	28
Accounts payable	32,323	(30,547)
Contract liabilities	(43,801)	42,610
Accrued liabilities	5,933	1,915
Other long-term liabilities	(895)	378
Net cash provided by operating activities	126,815	188,942
Cash flows from investing activities:
Purchase of property and equipment	(110,189)	(79,782)
Issuance of a note receivable	(15,000)	—
Proceeds from a note receivable	15,000	—
Proceeds from sale of property and equipment	11,657	8,736
Purchase of short-term investments	—	(13,588)
Sale of short-term investments	—	19,405
Cash paid for acquisitions, net of cash and restricted cash acquired	(110,620)	(66,205)
Net cash used in investing activities	(209,152)	(131,434)
Cash flows from financing activities:
Borrowings under revolving line of credit	190,000	—
Payments on revolving line of credit	(190,000)	—
Proceeds from issuance of long-term debt	255,967	55,000
Repayment of long-term debt	(145,726)	(61,816)
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,498	1,148
Payment of contingent earnout liability	(1,200)	—
Cash distribution to non-controlling interest holders	(13,084)	—
Repurchase of common stock	(20,000)	(4,999)
Dividends paid	(12,343)	(11,326)
Other	(1,173)	(953)
Net cash provided by (used in) financing activities	63,939	(22,946)
Effect of exchange rate changes on cash and cash equivalents	(924)	—
Net change in cash and cash equivalents	(19,322)	34,562
Cash and cash equivalents at beginning of the period	170,385	135,823
Cash and cash equivalents at end of the period	$151,063	$170,385